UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2013, John Hanson resigned as Executive Vice President and Chief Financial Officer and as principal financial and accounting officer of Dialogic Inc. (the “Company”), effective as of June 14, 2013. In connection with Mr. Hanson’s resignation, the Company entered into a letter agreement with Mr. Hanson dated June 11, 2013 (the “Agreement”). The Company has initiated a search for a new Chief Financial Officer.

Pursuant to the Agreement, Mr. Hanson will be entitled to (i) a lump sum cash payment of $250,000.00, less all applicable withholdings and deductions paid in equal installments on the Company’s normal payroll schedule for the first four (4) months following June 14, 2013 with the first payment to be made with the Company’s June 21, 2013 payroll and (ii) up to six months of the Company’s portion of Mr. Hanson’s monthly premium payments for medical, dental and vision coverage subject to his payment of the applicable employee contribution (based on his current coverage selection and based on the same amount which the Company contributed to such benefits during his employment). Mr. Hanson granted a general release to the Company in the Agreement and the Company granted a separate release to Mr. Hanson.

The description of the Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated June 11, 2013, by and between Dialogic Inc. and John Hanson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: June 14, 2013

	By:	/s/Anthony Housefather
Anthony Housefather
EVP Corporate Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated June 11, 2013, by and between Dialogic Inc. and John Hanson.